Calculation of Filing Fee Tables
S-8
SOMNIGROUP INTERNATIONAL INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations (including contributions into accounts under the Executive Diversified Program and deferrals and contributions into L&P Cash Deferrals and Diversified Investments under the Deferred Compensation Program)	Other	32,497,073.26		$ 32,497,073.26	0.0001381	$ 4,487.85
2	Equity	Common stock, par value $0.01 per share	Other	501,626	$ 66.12	$ 33,167,511.12	0.0001381	$ 4,580.43
Total Offering Amounts:						$ 65,664,584.38		$ 9,068.28
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,068.28
Offering Note
[1]	The Deferred Compensation Obligations are unsecured obligations of Somnigroup International Inc. (the "Registrant") to pay deferred compensation in the future in accordance with the terms of the Leggett & Platt, Incorporated Executive Diversified Program (as amended and restated, the "ESUP") and the Leggett & Platt, Incorporated Deferred Compensation Program (as amended and restated and together with the ESUP, the "Deferred Compensation Plans"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 13, 2026 (the "Merger Agreement"), by and among the Registrant, Sparrow Unity Corporation and Leggett & Platt, Incorporated ("Leggett & Platt"), at the effective time of the merger, the Registrant assumed the obligations of Leggett & Platt (the "Obligations") under the Deferred Compensation Plans. The Registrant completed the acquisition of Leggett & Platt pursuant to the Merger Agreement on August 26, 2026.

[2]	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act. Following the Registrant's assumption of the Obligations, an additional 501,626 shares of common stock, par value $0.01 per share ("Somnigroup Common Stock"), of the Registrant became available for issuance from the share reserve under the Leggett & Platt, Incorporated Flexible Stock Plan, as amended and restated, effective as of May 21, 2026 (the "Plan"), resulting from provisions of the Plan which provide that, subject to certain exceptions, shares subject to an award that expires, is terminated, cancelled or forfeited again become available for grant. The proposed maximum aggregate offering price is solely for the purposes of calculating the registration fee and was calculated based upon the market value of shares of Somnigroup Common Stock in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $66.12, the average of the high and low prices per share of Somnigroup Common Stock on September 2, 2026, as quoted on the New York Stock Exchange, and (b) 501,626, the number of shares of Somnigroup Common Stock being registered.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources